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Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        We consent to the incorporation by reference in Registration Statement No. 333-110149 on Form S-8 of our report dated March 8, 2005, relating to the consolidated financial statements and financial statement schedule of LKQ Corporation and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph related to a change in accounting for goodwill and intangible assets upon adoption of Statement of Financial Accounting Standards No. 142) and our report dated March 8, 2005 relating to management's report on the effectiveness of internal control over financial reporting, appearing in the Annual Report on Form 10-K of LKQ Corporation and subsidiaries for the year ended December 31, 2004.

/s/  DELOITTE & TOUCHE LLP
Chicago, Illinois
March 8, 2005

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  Exhibit 23.1